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                                  EXHIBIT 5.1

              [COOLEY GODWARD CASTRO HUDDLESON & TATUM LETTERHEAD]

September 6, 1996

Cytel Corporation
3525 John Hopkins Court
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cytel Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,500,000 shares of the Company's Common Stock, $.01 par value, (the "Shares") on a combined basis pursuant to its 1989 Stock Plan, as amended, and its 1994 Non-Employee Directors' Stock Option Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Plans, your Amended and Restated Certificate of Incorporation, as amended, and By-Laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM


By:   /s/ Frederick T. Muto
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          Frederick T. Muto